     Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 23, 2011 (except for Note 6, as to which the date is May 6, 2011), with respect to the consolidated financial statements of McJunkin Red Man Holding Corporation for the year ended December 31, 2010 included in the Registration Statement (Amendment No. 3 to Form S-4
No. 333-173035) and related Prospectus of McJunkin Red Man Holding Corporation for the registration of $1,050,000,000 9.50% Senior Secured Notes due December 15, 2016 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Charleston, West Virginia
June 20, 2011